Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898

Pricing Supplement Dated March 6, 2024 To the Product Prospectus Supplement ERN-ETF-1, the Prospectus Supplement and the Prospectus, Each Dated December 20, 2023	$2,118,000 Barrier Enhanced Return Notes Linked to the Lesser Performing of Two Exchange Traded Funds and One Equity Index, Due March 11, 2027 Royal Bank of Canada

Royal Bank of Canada is offering the Barrier Enhanced Return Notes (the “Notes”) linked to the lesser performing of two exchange traded funds and one equity index.
Reference Assets	Initial Levels	Barrier Levels*
Communication Services Select Sector SPDR® Fund (“XLC”)	$78.44	$62.75, which is 80% of its Initial Level
Technology Select Sector SPDR® Fund (“XLK”)	$207.21	$165.77, which is 80% of its Initial Level
Nasdaq-100 Index® (“NDX”)	18,017.57	14,414.06, which is 80% of its Initial Level
* Rounded to two decimal places.
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The Notes provide a leveraged positive return equal to 156.75% of the Percentage Change of the Lesser Performing Reference Asset (each as defined below) if the value of the Lesser Performing Reference Asset increases from its Initial Level to its Final Level.

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Investors will receive the principal amount of the Notes if the Final Level of the Lesser Performing Reference Asset is less than or equal to its Initial Level, but is greater than or equal to its Barrier Level.

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If the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, investors will lose 1% of the principal amount of the Notes for each 1% decrease from its Initial Level to its Final Level.

•	Any payments on the Notes are subject to our credit risk.
•	The Notes do not pay interest.
•	The Notes will not be listed on any securities exchange.
Issue Date: March 11, 2024
Maturity Date: March 11, 2027
CUSIP: 78017FJN4
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement, and “Risk Factors” beginning on page PS-6 of the product prospectus supplement and on page S-3 of the prospectus supplement, each dated December 20, 2023.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public(1)	100.00%	$2,118,000
Underwriting discounts and commissions(1)	0.75%	$15,885
Proceeds to Royal Bank of Canada	99.25%	$2,102,115
(1) We or one of our affiliates may pay varying selling concessions of up to $7.50 per $1,000 in principal amount of the Notes in connection with the distribution of the Notes to other registered broker dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $992.50 and $1,000 per $1,000 in principal amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date was $993.58 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.
RBC Capital Markets, LLC

Barrier Enhanced Return Notes
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
General:
This pricing supplement relates to an offering of Barrier Enhanced Return Notes (the “Notes”) Linked to the Lesser Performing of Two Exchange Traded Funds (each, an “ETF” and collectively, the “ETFs”) and One Equity Index (the “Index”) (each, a “Reference Asset” and collectively, the “Reference Assets”).

Issuer:	Royal Bank of Canada (the “Bank”)
Trade Date:	March 6, 2024
Issue Date:	March 11, 2024
Valuation Date:	March 8, 2027
Maturity Date:	March 11, 2027
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Initial Level:	For each Reference Asset, its closing price (as to the XLC and the XLK) or its closing level (as to the NDX) on the Trade Date, as set forth on the cover page of this pricing supplement.
Final Level:	For each Reference Asset, its closing price (as to the XLC and the XLK) or its closing level (as to the NDX) on the Valuation Date.
Barrier Level:	For each Reference Asset, 80% of its Initial Level, as set forth on the cover page of this pricing supplement.
Payment at Maturity:
We will pay you at maturity an amount based on the Final Level of the Lesser Performing Reference Asset:
If the Final Level of the Lesser Performing Reference Asset is greater than its Initial Level (that is, its Percentage Change is positive), then the investor will receive, for each $1,000 in principal amount, an amount equal to:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference Asset x Participation Rate)]
If the Final Level of the Lesser Performing Reference Asset is less than or equal to its Initial Level, but is greater than or equal to its Barrier Level (that is, its Percentage Change is between 0% and ‑20.00%), the investor will receive the principal amount.
If the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level (that is, its Percentage Change is less than ‑20.00%), then the investor will receive, for each $1,000 in principal amount, an amount equal to:
$1,000 + ($1,000 x Percentage Change of the Lesser Performing Reference Asset)
In this case, you will lose all or a substantial portion of the principal amount.

Percentage Change:	With respect to each Reference Asset: Final Level – Initial Level Initial Level
Participation Rate:	156.75%
Lesser Performing Reference Asset:	The Reference Asset which has the lowest Percentage Change.
Market Disruption Events:
If a market disruption event occurs on the Valuation Date as to a Reference Asset, the determination of the Final Level of that Reference Asset will be postponed. However, the determination of the Final Level of any Reference Asset that is not affected by that market disruption event will not be postponed.

P-2	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract in respect of the Reference Assets for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our special U.S. tax counsel, Ashurst LLP) in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date.
The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated December 20, 2023).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” in this section and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this pricing supplement.

P-3	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023 and the product prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and in the product prospectus supplement, each dated December 20, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
Product Prospectus Supplement ERN-ETF-1 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058555/ef20016923_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the hypothetical Payment at Maturity of the Notes for a hypothetical range of performance for the Lesser Performing Reference Asset, assuming the following terms:
Hypothetical Initial Level (for each Reference Asset):	1,000.00*
Hypothetical Barrier Level (for each Reference Asset):	800.00, which is 80% of the hypothetical Initial Level
Participation Rate:	156.75%
Principal Amount:	$1,000 per Note
* The hypothetical Initial Level of 1,000.00 used in the examples below has been chosen for illustrative purposes only and is not the actual Initial Level of any Reference Asset. The actual Initial Level of each Reference Asset is set forth on the cover page of this pricing supplement. We make no representation or warranty as to which of the Reference Assets will be the Lesser Performing Reference Asset. It is possible that the Final Level of each Reference Asset will be less than its Barrier Level.
Hypothetical Percentage Changes of the Lesser Performing Reference Asset are shown in the first column on the left. The second column shows the Payment at Maturity for a range of Final Levels of the Lesser Performing Reference Asset on the Valuation Date. The third column shows the Payment at Maturity to be paid on the Notes per $1,000 in principal amount.
Hypothetical Percentage Change of the Lesser Performing Reference Asset	Payment at Maturity as Percentage of Principal Amount	Payment at Maturity per $1,000 in Principal Amount
30.00%	147.0250%	$1,470.25
20.00%	131.3500%	$1,313.50
10.00%	115.6750%	$1,156.75
5.00%	107.8375%	$1,078.38
2.00%	103.1350%	$1,031.35
0.00%	100.0000%	$1,000.00
-5.00%	100.0000%	$1,000.00
-10.00%	100.0000%	$1,000.00
-15.00%	100.0000%	$1,000.00
-20.00%	100.0000%	$1,000.00
-20.01%	79.9900%	$799.90
-30.00%	70.0000%	$700.00
-40.00%	60.0000%	$600.00
-50.00%	50.0000%	$500.00
-60.00%	40.0000%	$400.00
-70.00%	30.0000%	$300.00
-80.00%	20.0000%	$200.00
-90.00%	10.0000%	$100.00
-100.00%	0.0000%	$0.00

P-5	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Lesser Performing Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Final Level or the value of any Reference Asset on any trading day prior to the Maturity Date. All examples assume a Barrier Level of 80% of the Initial Level for each Reference Asset, the Participation Rate of 156.75%, and that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.
Example 1: The value of the Lesser Performing Reference Asset increases by 10% from the Initial Level of 1,000 to its Final Level of 1,100. Because the Final Level of the Lesser Performing Reference Asset is greater than its Initial Level, the investor receives at maturity, a cash payment of $1,156.75 per Note, calculated as follows:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference Asset x Participation Rate)]
= $1,000 + [$1,000 x (10% x 156.75%)] = $1,000 + $156.75 = $1,156.75
Example 2: The value of the Lesser Performing Reference Asset decreases by 15% from the Initial Level of 1,000 to its Final Level of 850. Because the Final Level of the Lesser Performing Reference Asset is greater than its Barrier Level, the investor receives at maturity, the principal amount despite the 15% decline in the value of the Lesser Performing Reference Asset.
Example 3: The value of the Lesser Performing Reference Asset is 400 on the Valuation Date, which is less than its Barrier Level of 800. Because the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, we will pay only $400 for each $1,000 in the principal amount of the Notes, calculated as follows:
$1,000 + (1,000 x Percentage Change of the Lesser Performing Reference Asset)
= $1,000 + ($1,000 x -60%) = $1,000 - $600 = $400
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on values of the Reference Assets that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the securities held by or included in either Reference Asset.

P-6	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Structure and Terms of the Notes
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You May Lose All or a Substantial Portion of the Principal Amount at Maturity – Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the value of the Lesser Performing Reference Asset between the Trade Date and the Valuation Date of more than 20%. In such a case, you will lose 1% of the principal amount of your Notes for each 1% that the Final Level of the Lesser Performing Reference Asset is less than its Initial Level.

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Your Payment at Maturity Will Be Determined Solely by Reference to the Lesser Performing Reference Asset Even if the Other Reference Assets Perform Better – Your Payment at Maturity will be determined solely by reference to the performance of the Lesser Performing Reference Asset. Even if the Final Levels of the other Reference Assets have increased compared to their Initial Levels, or have experienced a decrease that is less than that of the Lesser Performing Reference Asset, your return will only be determined by reference to the performance of the Lesser Performing Reference Asset, regardless of the performance of the other Reference Assets. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket components, as scaled by the weighting of the basket components. However, in the case of the Notes, the individual performance of each of the Reference Assets would not be combined, and the depreciation of one Reference Asset would not be mitigated by any appreciation of the other Reference Assets. Instead, your return will depend solely on the Final Level of the Lesser Performing Reference Asset.

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The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – You will not receive any interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, the return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

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Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are our senior unsecured debt securities. As a result, your receipt of the Payment at Maturity is dependent upon our ability to repay our obligations at that time. This will be the case even if the values of the Reference Assets increase after the Trade Date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.

Risks Relating to the Secondary Market for the Notes
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There May Not Be an Active Trading Market for the Notes – Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

P-7	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
Risks Relating to the Estimated Value of the Notes
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The Initial Estimated Value of the Notes Is Less than the Price to the Public – The initial estimated value that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the Reference Assets, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount or our hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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The Initial Estimated Value of the Notes that Is Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set – The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
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Our Business Activities and Those of Our Affiliates May Create Conflicts of Interest – We and our affiliates expect to engage in trading activities related to the Reference Assets or to the securities included in or represented by the Reference Assets that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the values of the Reference Assets, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the securities included in or represented by the Reference Assets, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Assets or the securities included in or represented by the Reference Assets. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the level or price, as applicable, of the Reference Assets, and therefore, the market value of the Notes.

P-8	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
Risks Relating to the Reference Assets
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An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Securities Markets — Because certain securities included in the NDX are issued by non-U.S. issuers and/or are traded outside of the U.S., an investment in the Notes involves particular risks. For example, the relevant non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets.

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An Investment in the Notes Is Subject to Risks Associated with Specific Economic Sectors — The stocks held by each exchange traded fund to which the Notes are linked are issued by companies engaged in a specific sector of the economy, specifically, the communication services industry, as to the XLC, and the technology industry, as to the XLK. Accordingly, an investment in the Notes is subject to the specific risks of companies that operate in each of those sectors. An investment in the Notes may accordingly be more risky than a security linked to a more diversified set of securities. In addition, as of the date of this document, three companies held by XLC represented approximately 50% of XLC’s holdings and two companies held by XLK represented approximately 42% of XLK’s holdings. Adverse changes in the prices of the shares of these companies would have a disproportionately adverse impact on the value of the Notes.

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Owning the Notes Is Not the Same as Owning Shares of the ETFs or the Securities Included In or Represented by the Reference Assets — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the ETFs or the securities included in or represented by the Reference Assets. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on those securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of those securities may have.

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The ETFs and their Underlying Indices Are Different — The performance of each ETF may not exactly replicate the performance of its respective underlying index, because these ETFs will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of these ETFs may not fully replicate or may in certain circumstances diverge significantly from the performance of their underlying indices due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the ETFs, or due to other circumstances. These ETFs may use a variety of instruments, including futures contracts, options, swap agreements, repurchase agreements and other instruments, in seeking performance that corresponds to their underlying indices and in managing cash flows.

During periods of market volatility, securities held by these ETFs may be unavailable in the secondary market, market participants may be unable to calculate accurately their net asset value per share and their liquidity may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the applicable ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the applicable ETF. As a result, under these circumstances, the market value of shares of these ETFs may vary substantially from the applicable net asset value per share. For all of the foregoing reasons, the performance of these ETFs may not correlate with the performance of their underlying indices as well as their net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce the payments on the Notes.
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Each ETF Is Subject to Management Risks — Each ETF is subject to management risk, which is the risk that the investment strategy of its investment advisor (the “Advisor”), the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the Advisor may invest a portion of each ETF’s assets in securities not included in its underlying index but which the Advisor believes will help each ETF track its underlying index.

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Adjustments to Each ETF Could Adversely Affect the Notes — The Advisor is responsible for calculating and maintaining each ETF. The Advisor can add, delete or substitute the stocks comprising each ETF. The Advisor may make other methodological changes that could change the price of each ETF at any time. If one or more of these events

P-9	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the Notes.
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We and Our Affiliates Do Not Have Any Affiliation with the Advisor of Any ETF or the Sponsor of Any Index and Are Not Responsible for Their Public Disclosure of Information — We and our affiliates are not affiliated with the Advisor of any ETF or the sponsor of any underlying index or of the Index in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the ETFs or these indices. The Advisors of the ETFs and the sponsors of these indices are not involved in the offering of the Notes in any way and have no obligation to consider your interests as an owner of the Notes in taking any actions relating to the ETFs or these indices that might affect the value of the Notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the Advisors, the sponsors, the ETFs or these indices contained in any public disclosure of information. You, as an investor in the Notes, should make your own investigation into the ETFs.

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The Payment at Maturity Is Subject to Anti-dilution Adjustments — For certain corporate or organizational events affecting each ETF, the calculation agent may make adjustments to the terms of the Notes. However, the calculation agent will not make such adjustments in response to all events that could affect each ETF. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this document or the product prospectus supplement as necessary to achieve an equitable result.

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The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments – The Payment at Maturity and the Valuation Date are subject to adjustment as to each Reference Asset as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement and the section below, “Additional Terms Relating to the Index.”

P-10	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
INFORMATION REGARDING THE REFERENCE ASSETS
The following information regarding the Reference Assets is derived from publicly available information.
All disclosures contained in this document regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources prepared by the Index sponsor. That information reflects the policies of, and is subject to change by the sponsor. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of any Index or any successor to that Index.
Information filed with the SEC by the ETFs under the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, can be obtained through the SEC’s website at www.sec.gov. In addition, information about the ETFs may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information. None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.
We have not independently verified the accuracy or completeness of reports filed by the ETFs with the SEC, information published by them on their websites or in any other format, information about them obtained from any other source or the information provided below.
Each ETF is an investment portfolio maintained and managed by the applicable investment advisor. The Notes are not sponsored, endorsed, sold or promoted by the investment advisor. The investment advisor makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. The investment advisor has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.
Communication Services Select Sector SPDR® Fund (“XLC”)
The XLC seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Communication Services Sector Index. The Communication Services Select Sector Index is a capped modified market capitalization-based index that measures the performance of the GICS communication services sector of the S&P 500® Index, which currently includes companies in the following industries: diversified telecommunication services; wireless telecommunication services; media; entertainment; and interactive media and services. The XLC trades on the NYSE Arca under the ticker symbol “XLC”.
Technology Select Sector SPDR® Fund (“XLK”)
The XLK seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Technology Select Sector Index. The Technology Select Sector Index is a capped modified market capitalization-based index that measures the performance of the GICS technology sector of the S&P 500® Index, which currently includes companies in the following industries: technology hardware, storage, and peripherals; software; communications equipment; semiconductors and semiconductor equipment; IT services; and electronic equipment, instruments and components. The XLK trades on the NYSE Arca under the ticker symbol “XLK”.
Eligibility Criteria for Index Components
The stocks included in each Select Sector Index are selected from the universe of companies represented by the S&P 500® Index. Standard & Poor’s Financial Services LLC (“S&P”) acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the Select Sector Indices together comprise all of the companies in the S&P 500® Index.

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Index Maintenance
Each Select Sector Index was developed and is maintained in accordance with the following criteria:
•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.
•
The eleven Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one of the Select Sector Indices.

•
Each constituent stock of the S&P 500® Index is assigned to a Select Sector Index based on the Global Industry Classification Sector (“GICS”) structure. Each Select Sector Index is made up of all the stocks in the applicable GICS sector.

•
Each Select Sector Index is calculated by S&P using a capped market capitalization methodology where single index constituents or defined groups of index constituents are confined to a maximum weight and the excess weight is distributed proportionally among the remaining index constituents. Each Select Sector Index is rebalanced from time to time to re-establish the proper weighting.

•
For reweighting purposes, each Select Sector Index is rebalanced quarterly after the close of business on the third Friday of March, June, September and December using the following procedures: (1) The rebalancing reference date is the second Friday of March, June, September and December; (2) With prices reflected on the rebalancing reference date, and membership, shares outstanding and investable weight factors as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization methodology. Modifications are made as defined below.

i.
If any Component Stock has a weight greater than 24%, that Component Stock has its float-adjusted market capitalization weight capped at 23%. The 23% weight cap creates a 2% buffer to ensure that no Component Stock exceeds 25% as of the quarter-end diversification requirement date.

ii.	All excess weight is equally redistributed to all uncapped Component Stocks within the relevant Select Sector Index.
iii.
After this redistribution, if the float-adjusted market capitalization weight of any other Component Stock(s) then breaches 23%, the process is repeated iteratively until no Component Stocks breaches the 23% weight cap.

iv.	The sum of the Component Stocks with weights greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.
v.
If the rule in step (iv) is breached, all the Component Stocks are ranked in descending order of their float-adjusted market capitalization weights and the first Component Stock that causes the 50% limit to be breached has its weight reduced to 4.5%.

vi.	This excess weight is equally redistributed to all Component Stocks with weights below 4.5%. This process is repeated iteratively until step (iv) is satisfied.
vii.
Index share amounts are assigned to each Component Stock to arrive at the weights calculated above. Since index shares are assigned based on prices one week prior to rebalancing, the actual weight of each Component Stock at the rebalancing differs somewhat from these weights due to market movements.

viii.
If, on the second to last business day of March, June, September, or December a company has a weight greater than 24% or the sum of the companies with weights greater than 4.8% exceeds 50%, a secondary rebalancing will be triggered with the rebalancing effective date being after the close of the last business day of the month. This secondary rebalancing will use the closing prices as of the second to last business day of March, June, September, or December and membership, shares outstanding, and IWFs as of the rebalancing date.

At times, Component Stocks may be represented in the Select Sector Indices by multiple share class lines. Maximum weight capping is based on Component Stock float-adjusted market capitalization, with the weight of multiple class companies allocated proportionally to each share class line based on its float-adjusted market capitalization as of the rebalancing

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reference date. If no capping is required, both share classes remain in the Select Sector Index at their natural float-adjusted market capitalization.
Calculation of the Select Sector Indices
Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.
A SPDR® Component Stock which has been assigned to one Select Sector Index may be determined to have undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes after the initial dissemination of information on the sector change.
SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.
Additional information regarding the calculation and composition of the Select Sector Indices, including the index methodology, may be found on S&P’s website. Information included in that website is not included or incorporated by reference into this document.

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Historical Information
The graph below sets forth the information relating to the historical performance of the XLC for the period from June 18, 2018 (the date it commenced trading) through March 6, 2024.
We obtained the information regarding the historical performance of the XLC in the graph below from Bloomberg Financial Markets, without independent verification.
Communication Services Select Sector SPDR® Fund (“XLC”)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Historical Information
The graph below sets forth the information relating to the historical performance of the XLK for the period from January 1, 2014 through March 6, 2024.
We obtained the information regarding the historical performance of the XLK in the graph below from Bloomberg Financial Markets, without independent verification.
Technology Select Sector SPDR® Fund (“XLK”)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Nasdaq-100 Index® (“NDX”)
The Nasdaq-100 Index® (“NDX”) is a modified market capitalization-weighted index of the 100 largest non-financial stocks that have their primary U.S. listing on the Nasdaq Global Select Market or the Nasdaq Global Market. The NDX excludes securities of companies assigned to the Financials industry according to the Industry Classification Benchmark. The NDX was launched on January 31, 1985, with a base index value of 250.00. On January 1, 1994, the base index value was reset to 125.00. The Nasdaq, Inc. (“index sponsor”) publishes the NDX.
Security Eligibility Criteria
To be eligible for initial inclusion in the NDX, a security must meet the following criteria:
•
the security must generally be a common stock, ordinary share, American Depositary Receipt (“ADR”), or tracking stock. Companies organized as real estate investment trusts are not eligible for index inclusion. If the security is an ADR, then references to the “issuer” are references to the underlying security and the total shares outstanding is the actual ADRs outstanding as reported by the depositary banks. If an issuer has listed multiple security classes, all security classes are eligible, subject to meeting all other security eligibility criteria;

•	the security’s primary U.S. listing must exclusively be listed on the Nasdaq Global Select Market or the Nasdaq Global Market;
•
if the security is issued by an issuer organized under the laws of a jurisdiction outside the United States, it must have listed options on a registered options market in the United States or be eligible for listed-options trading on a registered options market in the United States;

•	the security must be issued by a non-financial company (any industry other than Financials) according to the Industry Classification Benchmark;
•	the security must have a minimum average daily trading volume of 200,000 shares s (measured over the three calendar months ending with the month that includes the reconstitution reference date);
•
the security must have traded for at least three full calendar months, not including the month of initial listing, on an “eligible exchange,” which includes Nasdaq (Nasdaq Global Select Market, Nasdaq Global Market, or Nasdaq Capital Market), NYSE, NYSE American or CBOE BZX. Eligibility is determined as of the constituent selection reference date, and includes that month. A security that was added to the NDX as a result of a spin-off event will be exempt from this requirement;

•	the security may not be issued by an issuer currently in bankruptcy proceedings; and
•
the issuer of the security generally may not have entered into a definitive agreement or other arrangement that would make it ineligible for NDX inclusion and where the transaction is imminent as determined by the Index Management Committee.

There is no market capitalization eligibility or float eligibility criterion.
Constituent Selection Process
The index sponsor selects constituents once annually in December. The security eligibility criteria are applied using market data as of the end of October and total shares outstanding as of the end of November. All eligible issuers, ranked by market capitalization, are considered for the NDX inclusion based on the following order of criteria.
•	The top 75 ranked issuers will be selected for inclusion in the NDX.
•	Any other issuers that were already members of the NDX as of the reconstitution reference date and are ranked within the top 100 are also selected for inclusion in the NDX.
•
In the event that fewer than 100 issuers pass the first two criteria, the remaining positions will first be filled, in rank order, by issuers currently in the index ranked in positions 101-125 that were ranked in the top 100 at the previous reconstitution or replacement-or spin-off-issuers added since the previous reconstitution. In the event that fewer

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than 100 issuers pass the first three criteria, the remaining positions will be filled, in rank order, by any issuers ranked in the top 100 that were not already members of the NDX as of the reconstitution reference date.
Index reconstitutions are announced in early December and become effective after the close of trading on the third Friday in December.
Constituent Weighting
The NDX is rebalanced on a quarterly basis in March, June, September and December and index weights are announced in early March, June, September and December.
Quarterly weight adjustment
The NDX’s quarterly weight adjustment employs a two-stage weight adjustment scheme according to issuer-level constraints.
Index securities’ initial weights are determined using up to two calculations of market capitalization: Total shares outstanding-derived market capitalization and index share-derived market capitalization. Total shares outstanding-derived market capitalization is defined as a security’s last sale price times its total shares outstanding. Index share-derived market capitalization is defined as a security’s last sale price times its updated index shares as of the prior month end. Both total shares outstanding-derived market capitalization and index share-derived market capitalization can be used to calculate total shares outstanding-derived index weights and index share-derived initial weights by dividing each index security’s total shares outstanding-derived market capitalization or index share-derived market capitalization by the aggregate total shares outstanding-derived market capitalization or index share-derived market capitalization of all index securities.
When the rebalance coincides with the reconstitution, only total shares outstanding-derived initial weights are used. When the rebalance does not coincide with the reconstitution, index share-derived initial weights are used when doing so results in no weight adjustment; otherwise, total shares outstanding-derived initial weights are used in both stages of the weight adjustment procedure. Issuer weights are the aggregated weights of the issuers’ respective index securities.
Stage 1
If no initial issuer weight exceeds 24%, initial weights are used as Stage 1 weights; otherwise, initial weights are adjusted to meet the following Stage 1 constraint, producing the Stage 1 weights:
•	No issuer weight may exceed 20% of the index.
Stage 2
If the aggregate weight of the subset of issuers whose Stage 1 weights exceed 4.5% does not exceed 48%, Stage 1 weights are used as final weights; otherwise, Stage 1 weights are adjusted to meet the following Stage 2 constraint, producing the final weights:
•	The aggregate weight of the subset of issuers whose Stage 1 weights exceed 4.5% is set to 40%.
Annual weight adjustment
The NDX’s annual weight adjustment employs a two-stage weight adjustment scheme according to security-level constraints.
Index securities’ initial weights are determined via the quarterly weight adjustment procedure.
Stage 1
If no initial security weight exceeds 15%, initial weights are used as Stage 1 weights; otherwise, initial weights are adjusted to meet the following Stage 1 constraint, producing the Stage 1 weights:
•	No security weight may exceed 14% of the index.

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Stage 2
If the aggregate weight of the subset of index securities with the five largest market capitalizations is less than 40%, Stage 1 weights are used as final weights; otherwise, Stage 1 weights are adjusted to meet the following constraints, producing the final weights:
•	The aggregate weight of the subset of index securities with the five largest market capitalizations is set to 38.5%.
•
No security with a market capitalization outside the largest five may have a final index weight exceeding the lesser of 4.4% or the final index weight of the index security ranked fifth by market capitalization.

Special rebalance schedule
A special rebalance may be conducted at any time based on the weighting restrictions described above if it is determined to be necessary to maintain the integrity of the NDX.
Index Calculation
The NDX is a modified market capitalization-weighted index. The level of the NDX equals the index market value divided by the divisor. The index market value is the sum of each index security’s market value, as may be adjusted for any corporate actions. An index security’s market value is determined by multiplying the last sale price by the number of shares of the index security represented in the NDX. The NDX is a price return index, which means that the NDX reflects changes in market value of the index securities and does not reflect regular cash dividends paid on those index securities.
If an index security does not trade on the relevant Nasdaq exchange on a given day or the relevant Nasdaq exchange has not opened for trading, the previous index calculation day’s closing price for the index security (adjusted for corporate actions occurring prior to market open on the current day, if any) is used. If an index security is halted during the trading day, the most recent last sale price is used until trading resumes. For securities where the Nasdaq Stock Market is the relevant Nasdaq exchange, the last sale price may be the Nasdaq Official Closing Price when it is closed.
The divisor is calculated as the ratio of (i) the start of day market value of the NDX divided by (ii) the previous day market value of the NDX. The index divisor is adjusted to ensure that changes in an index security’s price or shares either by corporate actions or index participation which occur outside of trading hours do not affect the index level. An index divisor change occurs after the close of the NDX.
Index Maintenance
Deletion Policy
If, at any time other than an index reconstitution, the index sponsor determines that an index security is ineligible for index inclusion, the index security is removed as soon as practicable. This may include:
•	Listing on an ineligible index exchange;
•	Merger, acquisition, or other major corporate event that would adversely impact the integrity of the NDX;
•	If a company is organized as a real estate investment trust;
•	If an index security is classified as a financial company (Financials industry) according to the Industry Classification Benchmark;
•	if the issuer has an adjusted market capitalization below 0.10% of the aggregate adjusted market capitalization of the NDX for two consecutive month ends; and
•
If a security that was added to the NDX as the result of a spin-off event has an adjusted market capitalization below 0.10% of the aggregate adjusted market capitalization of the NDX at the end of its second day of regular way trading as an index member.

In the case of mergers and acquisitions, the effective date for the removal of an index issuer or security will be largely event-based, with the goal to remove the issuer or security as soon as completion of the acquisition or merger has been

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deemed highly probable. Notable events include, but are not limited to, completion of various regulatory reviews, the conclusion of material lawsuits and/or shareholder and board approvals.
If at the time of the removal of the index issuer or security there is not sufficient time to provide advance notification of the replacement issuer or security so that both the removal and replacement can be effective on the same day, the index issuer or security being removed will be retained and persisted in the NDX calculations at its last sale price until the effective date of the replacement issuer or security’s entry to the NDX.
Securities that are added as a result of a spin-off may be deleted as soon as practicable after being added to the NDX. This may occur when the index sponsor determines that a security is ineligible for inclusion because of reasons such as ineligible exchange, security type, industry, or adjusted market capitalization. Securities that are added as a result of a spin-off may be maintained in the NDX until a later date and then removed, for example, if a spin-off security has liquidity characteristics that diverge materially from the security eligibility criteria and could affect the integrity of the NDX.
Replacement policy
Securities may be added to the NDX outside of the index reconstitution when there is a deletion. The index security (or all index securities under the same issuer, if appropriate) is replaced as soon as practicable if the issuer in its entirety is being deleted from the NDX. The issuer with the largest market capitalization and that meets all eligibility criteria as of the prior month end which is not in the NDX will replace the deleted Issuer. Issuers that are added as a result of a spin-off are not replaced until after they have been included in an index reconstitution.
For pending deletions set to occur soon after an index reconstitution and/or index rebalance effective date, the index sponsor may decide to remove the index security from the NDX in conjunction with the index reconstitution and/or index rebalance effective date.
Corporate actions
In the periods between scheduled index reconstitution and rebalancing events, individual index securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the NDX, including special cash dividends, stock splits, stock dividends, bonus issues, reverse stock splits, rights offerings/issues, stock distributions of another security and spin-offs/de-mergers. Adjustments for corporate actions are made prior to market open on the effective date, ex-date, ex-dividend date or ex-distribution date of a given corporate action/event. In absence of one of those dates, there will be no adjustment to the NDX for such corporate action.
At the quarterly rebalancing, no changes are made to the NDX from the previous month end until the quarterly share change effective date, with the exception of corporate actions with an ex-date.
Index share adjustments
If a change in total shares outstanding arising from other corporate events is greater than or equal to 10%, an adjustment to index shares is made as soon as practicable after being sufficiently verified. If the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. The index shares are adjusted by the same percentage amount by which the total shares outstanding has changed.
License Agreement
The Notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (collectively, “Nasdaq”). Nasdaq has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. Nasdaq makes no representation or warranty, express or implied to the owners of the Notes, or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the NDX to track general stock market performance. Nasdaq’s only relationship to us is in the licensing of the Nasdaq®, NDX trademarks or service marks, and certain trade names of Nasdaq and the use of the NDX which are determined, composed and calculated by Nasdaq without regard to us or the securities. Nasdaq has no obligation to take the needs of us or the owners of the Notes into consideration in determining, composing or calculating the NDX. Nasdaq is not

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responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Nasdaq has no liability in connection with the administration, marketing or trading of the Notes.
NASDAQ DOES NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDX OR ANY DATA INCLUDED THEREIN. NASDAQ MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDX OR ANY DATA INCLUDED THEREIN. NASDAQ MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL NASDAQ HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. NASDAQ®, NASDAQ 100® AND NASDAQ 100 INDEX® ARE TRADE OR SERVICE MARKS OF NASDAQ AND ARE INCENSED FOR USE BY US. THE NOTES HAVE NOT BEEN PASSED ON BY NASDAQ AS TO THEIR LEGALITY OR SUITABILITY. THE NOTES ARE NOT ISSUED, ENDORSED, SOLD OR PROMOTED BY NASDAQ. NASDAQ MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.
Historical Information
The graph below sets forth the information relating to the historical performance of the NDX for the period from January 1, 2014 through March 6, 2024.
We obtained the information regarding the historical performance of the NDX in the graph below from Bloomberg Financial Markets, without independent verification.
Nasdaq-100 Index® (“NDX”)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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ADDITIONAL TERMS RELATING TO THE INDEX
Unavailability of the Level of the NDX
If the applicable index sponsor discontinues publication of the NDX, and that index sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable trading day.
Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.
If a successor index is selected by the Calculation Agent, that successor index will be used as a substitute for that index for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.
If the applicable index sponsor discontinues publication of the NDX prior to, and that discontinuance is continuing on, any trading day on which the level of that index must be determined and the Calculation Agent determines, in its sole discretion, that no successor index is available at that time, then the Calculation Agent will determine the level of that index for the relevant date in accordance with the formula for and method of calculating the index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of the index have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising the index. Notwithstanding these alternative arrangements, discontinuance of the publication of the NDX may adversely affect the value of the Notes.
If at any time the method of calculating a closing level for the NDX or a successor index is changed in a material respect, or if that index is in any other way modified so that the index does not, in the opinion of the Calculation Agent, fairly represent the level of the index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York City on the applicable trading day, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of an index comparable to that index as if those changes or modifications had not been made. Accordingly, if the method of calculating the index is modified so that the value of that index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust the index in order to arrive at a value of that index as if it had not been modified (e.g., as if such split had not occurred).
Market Disruption Events Relating to the NDX
As to the NDX, a market disruption event means any event, circumstance or cause which we determine, and the Calculation Agent confirms, has or will have a material adverse effect on our ability to perform our obligations under the Notes or to hedge our position in respect of the Notes, and more specifically includes the following events to the extent that they have such effect with respect to the NDX:
•	a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of that index;
•	a suspension, absence or limitation of trading in futures or options contracts relating to that index on their respective markets;
•
any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of that index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that index on their respective markets;

•
the closure on any day of the primary market for futures or options contracts relating to that index or index components constituting 20% or more, by weight, of that index on a scheduled trading day prior to the

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scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;
•
any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of that index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that index are traded, fails to open for trading during its regular trading session; or

•
any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

Trading Day
As to the NDX, a trading day with respect to the Notes means a day on which the principal trading market for that index is open for trading.

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SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
We will not attempt to ascertain whether any of the components of the Reference Assets (or, in the case of an ETF, any issuer of the shares that it holds) would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If the components of the Reference Assets (or, in the case of an ETF, any issuer of the shares that it holds) were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder. You should refer to any available information filed with the SEC and other authorities by the issuer of any Reference Assets (or, in the case of an ETF, any issuer of the shares that it holds) and consult your tax advisor regarding the possible consequences to you in this regard.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service (the “IRS”) has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Assets or the Notes (for example, upon a Reference Asset rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Assets or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on March 11, 2024, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated December 20, 2023. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated December 20, 2023.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document. In addition to the underwriting discount set forth on the cover page of this document, we or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

P-24	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Assets. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Assets, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting discount and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

P-25	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated December 20, 2023, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated December 20, 2023.

P-26	RBC Capital Markets, LLC